                                                                    EXHIBIT 4.28


              -----------------------------------------------------

                     MASTER INTELLECTUAL PROPERTY AGREEMENT

                                OCTOBER 16, 2001

                                 BY AND BETWEEN

                             HYDROGENICS CORPORATION

                                       AND

                           GENERAL MOTORS CORPORATION

              -----------------------------------------------------

                  THIS MASTER INTELLECTUAL PROPERTY AGREEMENT (this "AGREEMENT") is made and entered into as of the 16th day of October 2001, by and between Hydrogenics Corporation, a corporation duly organized and validly existing under the laws of Canada ("HYG") and General Motors Corporation, a corporation duly organized and validly existing under the laws of the State of Delaware, USA ("GM").

                  WHEREAS, GM and HYG desire to enter into a long-term relationship concerning fuel cell stack technology and its worldwide commercialization for defined applications. The Parties share a joint vision to commercialize PEM fuel cell stacks to accelerate the development of advanced energy and propulsion systems and support the global introduction of fuel cell vehicles and fuel cell power systems. The relationship is intended to include equity interest by GM in HYG, cooperative marketing and branding efforts, joint communications strategies and product development, all concerning PEM fuel cell stack engineering, engineering services, prototyping, testing and associated equipment, field testing and shared learnings, and light manufacturing.

                  WHEREAS, GM and HYG are parties to a subscription agreement and a corporate alliance agreement, as of this date (hereinafter referred to as the "EQUITY AGREEMENT" and the "ALLIANCE AGREEMENT");

                  WHEREAS, GM and HYG, pursuant to the Equity Agreement and the Alliance Agreement, have agreed to handle certain intellectual property matters under this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Equity Agreement and the Alliance Agreement, the Parties agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1.     DEFINITIONS

         All capitalized terms, except as defined herein, shall have the same meanings set forth in the Equity Agreement and the Alliance Agreement. The following terms, as used herein, shall have the meanings ascribed to them below:

         "AFFILIATE" means, with respect to any specified Party, any company that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Party specified. For purposes of this definition, "control" including with correlative meanings, the terms "controlled by" and "under common control with" means ownership directly or indirectly of more than fifty percent (50%) of the equity capital having the right to vote for election of directors (or in the case of an entity other than a corporation, the equivalent management authority).

         "ALLIANCE PARTNER" means a Third Party, with whom GM has a technical and/or business relationship related to fuel cells.

         "BUSINESS TEAM" shall have the meaning specified in the Alliance Agreement.

         "CONFIDENTIAL INFORMATION" documents and other tangible items, disclosed by one Party to the other Party, and which comply with
         Section 7 below.

         "CURRENT ACTIVITIES" means the HYG fuel cell activities that are identified in Exhibit A.

         "FUTURE ACTIVITIES" means all fuel cell activities that incorporate GM Licensed Fuel Cell Intellectual Property, other than the Current Activities, that are entered into during the term of this Agreement by HYG as provided for herein.

         "ACTIVITIES" means collectively Current Activities and Future
         Activities.

         "FUEL CELL INTELLECTUAL PROPERTY" means rights in, to and under patents, patent applications and statutory invention registrations, trade secrets, know-how, inventions, manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, and other technical information, copyrights, mask works and designs, and all other intellectual and industrial property, including registrations and applications for registration thereof which are related to the business of fuel cells. The term "FUEL CELL INTELLECTUAL PROPERTY" shall not include Trademarks.

         "PROGRAM INVENTIONS" means inventions which were conceived, or first actually or constructively reduced to practice, as a result of work performed as provided for under the Alliance Agreement, by employees and/or agents of the Parties.

         "PROGRAM PATENTS" means all patents and associated patent applications, regardless of country of origin, issue or publication, which cover Program Inventions.

         "MULTIPLE PARTY INVENTION" means a Program Invention invented by employees and/or agents of both of the Parties to this Agreement.

         "SINGLE PARTY INVENTION" means a Program Invention invented solely by employees and/or agents of one of the Parties to this Agreement.

          "HYG INITIAL FUEL CELL INTELLECTUAL PROPERTY" means Fuel Cell Intellectual Property owned by HYG as of the Effective Date.

         "GM INITIAL FUEL CELL INTELLECTUAL PROPERTY" means Fuel Cell Intellectual Property owned by GM as of the Effective Date.

         "GM LICENSED FUEL CELL INTELLECTUAL PROPERTY" means GM Initial Fuel Cell Intellectual Property associated with GM's generation 4, 7 and 11 stack technology which includes, among other things, the intellectual property specified in Exhibit B hereto. Any and all innovations and improvements to such GM Licensed Fuel Cell Intellectual Property, and any new fuel cell stack technology developed by GM during the term of this Agreement and the Alliance Agreement that is based on the architecture of the GM Licensed Fuel Cell Intellectual Property is included in this definition.

         "FUTURE FUEL CELL INTELLECTUAL PROPERTY" means any and all (i) improvements, modifications, developments, enhancements, extensions, additions, adaptations, upgrades, updates and derivative works of the Initial HYG or GM Initial Fuel Cell Intellectual Property created, conceived, discovered, developed and/or invented by or on behalf of the Parties after the Effective Date

         "GM FUNDED FUEL CELL INTELLECTUAL PROPERTY" means Future Fuel Cell Intellectual Property owned by HYG arising out of work performed pursuant to a Purchase Order issued by GM to HYG, or otherwise funded by GM.

         "HYG FUNDED FUEL CELL INTELLECTUAL PROPERTY" means independently funded Future Fuel Cell Intellectual Property owned by HYG.

         "MOBILITY FIELD OF USE" means those products supplied as factory installed, original equipment or sold for after-market installation in automobiles, trucks, buses, trains, aircraft, water craft or other platforms recognized for use in the transportation of persons, goods and services.

         "PARTY" or "PARTIES" refers to HYG and GM individually or collectively.

         "THIRD PARTY" means any person who is not a person in HYG or GM.

         "TRADEMARKS" means trademarks, service marks, trade dress, logos, brand names, trade names, domain names or any other identifiers of source and goodwill, including registrations and applications for registration thereof.

1.2.     EXHIBITS

         Each of the following Exhibits shall be made part of and be incorporated into this Agreement:

                           Exhibit A        Hydrogenics Current Activities
                           Exhibit B        GM Licensed Fuel Cell Intellectual Property



1.3.     INTERPRETATION

         In this Agreement, except to the extent that the context otherwise requires:

         (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

         (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

         (c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

         (d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

         (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

         (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

         (h) references to a person are also to its permitted successors and assigns; and


         (i) in the event that there is a conflict between terms related to Intellectual Property Issues in the Equity Agreement or the Strategic Alliance Agreement and this Master Intellectual Property Agreement, the terms of this Agreement shall prevail

         (j) in the event that there is a conflict between terms unrelated to Intellectual Property Issues in the Equity Agreement or the Strategic Alliance Agreement and this Master Intellectual Property Agreement, the terms of those Agreements shall prevail.



2.       SCOPE OF THIS AGREEMENT

         This Agreement sets forth the rights and obligations of the Parties with respect to the GM and the HYG Initial Fuel Cell Intellectual Property and the Future Fuel Cell Intellectual Property for the purposes contemplated under the Equity Agreement and the Alliance Agreements.


3.       LICENSE

3.1.     LICENSE TO HYG


         GM hereby grants to HYG a limited, paid-up, non-exclusive, irrevocable, worldwide, royalty-free license for the purpose of making, having made, using, having used, selling, offering to sell and importing, solely to engage in Current Activities, and to engage in Future Activities with the consent of the Business Team and on terms to be agreed upon by the Business Team, under GM Licensed Fuel Cell Intellectual Property.

         The right and license granted herein conveys no right to grant any sublicense, concession, right or privilege relating thereto, nor are the right and license to be deemed transferable by operation of law for any purpose and are indivisible and non-assignable in any manner.

         The right and license granted herein, and any transactions contemplated by the Equity Agreement and the Alliance Agreement are not intended to affect GM's continued ownership and use of the GM Licensed Fuel Cell Intellectual Property.

         Any request, following the date of this Agreement, by HYG to GM to obtain the right to expand its rights under GM Licensed Fuel Cell Intellectual Property shall be referred to the Business Team for consideration and approval. Failure of the Business Team to reach a unanimous decision on the matter shall mean that no authorization is granted.

         The Business Team shall consult on a regular basis regarding which, if any, additional GM Fuel Cell Intellectual Property beyond that licensed in this Section 3.1 may be necessary or desirable for GM to license to HYG. If the Business Team agrees that any such Fuel Cell Intellectual Property will be licensed to HYG, then the Parties shall enter into a supplemental intellectual property license agreement on terms to be agreed upon by the Parties.

3.2.     LICENSE TO GM

         HYG grants to GM, with the right in GM to extend said grant to its Affiliates and Alliance Partners, a paid-up, non-exclusive, irrevocable, worldwide, royalty-free license for the purpose of making, having made, using, having used, selling, offering to sell and importing for any such purpose, under all HYG Funded Fuel Cell Intellectual Property using GM Licensed Fuel Cell Intellectual Property.

         HYG grants to GM, with the right in GM to extend said grant to its Affiliates and Alliance Partners, a paid-up, exclusive, world-wide, royalty-free license, for the purpose of making, having made using, having used, selling, offering to sell, importing and sub-licensing for any such purpose in the Mobility Field of Use under all GM Funded Fuel Cell Intellectual Property owned solely by HYG and jointly by HYG and GM.

         HYG grants to GM, with the right in GM to extend said grant to its Affiliates and Alliance Partners, a paid-up, non-exclusive, world-wide, royalty-free license, for the purpose of making, having made, using, having used, selling, offering to sell, importing and sub-licensing for any such purpose in fields of use other than the Mobility Field of Use under all GM Funded Fuel Cell Intellectual Property owned solely by HYG.

         The right and license granted herein, and any transactions contemplated by the Equity Agreement and the Alliance Agreement are not intended to affect HYG's continued ownership and use of the HYG Funded Fuel Cell Intellectual Property.

         The Business Team shall consult on a regular basis regarding which, if any, additional HYG Fuel Cell Intellectual Property beyond that licensed in this Section 3.2 may be necessary or desirable for HYG to license to GM. If the Business Team agrees that any such Fuel Cell Intellectual Property will be licensed to GM, then the Parties shall enter into a supplemental intellectual property license agreement on terms to be agreed upon by the Parties.


3.3.     NON ASSERTION OF INITIAL FUEL CELL INTELLECTUAL PROPERTY

         The Parties agree to refrain from enforcing any claim against each other, their Affiliates and Alliance Partners under any Initial Fuel Cell Intellectual Property which may arise out of their use, of any Fuel Cell Intellectual Property, solely to the extent licensed under this Agreement.


4.       ENFORCEMENT AND THIRD PARTY INFRINGEMENT

4.1.     NOTIFICATION OF INFRINGEMENT

         In the event that either Party obtains knowledge of any infringement or misappropriation by a Third Party of any Fuel Cell Intellectual Property of the other, such Party shall inform the Business Team promptly of such infringement or misappropriation and provide the Business Team with any available evidence of such infringement or misappropriation.

4.2.     ENFORCEMENT OF FUEL CELL INTELLECTUAL PROPERTY

         GM shall have the sole responsibility, but not the obligation, to take action against others in the courts, administrative agencies or otherwise, at its cost and expense, to prevent or terminate infringement, illegal use or misuse of the GM Initial Fuel Cell Intellectual Property.

         GM and HYG shall jointly have the responsibility, but not the obligation, to take action against others in the courts, administrative agencies or otherwise, at their cost and expense, to prevent or terminate infringement, illegal use or misuse of the GM Funded Fuel Cell Intellectual Property. The Parties may agree to act jointly to take such or continue such action or, in the event that the

         Parties fail to agree to take or continue such action, either Party may take or continue such action unilaterally at its own cost.

         HYG shall have the sole responsibility, but not the obligation, to take action against others in the courts, administrative agencies or otherwise, at its cost and expense, to prevent or terminate infringement, illegal use or misuse of the HYG Funded Fuel Cell Intellectual Property and HYG Initial Fuel Cell Intellectual Property.

4.3.     COOPERATION IN ENFORCEMENT

         Each Party agrees to cooperate with the other Party in any litigation undertaken to enforce or protect Fuel Cell Intellectual Property as provided for in Section 4.2 and, upon request, the Parties shall execute, file and deliver all documents and proof reasonably necessary for such purpose. The enforcing Party, in the case of unilateral action, shall reimburse all reasonable out-of-pocket expenses incurred by the non-participating Party in connection therewith. The Parties shall have no claim of any kind against each other based on or arising out of the handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and the Parties hereby irrevocably release each other from any such claim, except that an enforcing Party acting unilaterally shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of the Fuel Cell Intellectual Property of the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.


4.4.     THIRD PARTY CHARGES OF INFRINGEMENT

         In the event that either Party receives notification from a Third Party of the alleged or actual, direct or contributory infringement of, or inducement to infringe any intellectual property rights of such Third Party by reason of the production, use or sale of products by a Party, under agreements, projects or ventures, including, but not limited to infringement arising out of the compliance with specifications furnished by a Party, or for actual or alleged misuse or misappropriation of a trade secret resulting directly or indirectly from a Party's actions and, unless otherwise specifically provided for in a separate written agreement between the Parties, and to the extent not otherwise addressed by a supply agreement executed between the Parties hereto, or their Affiliates, the Parties agree that in any such suit, claim or action, or in response to any threat thereof the
         Parties:

                  i. will jointly determine the appropriate action to be taken to resolve such allegation of infringement of such Third Party intellectual property rights, including, but not limited to jointly or unilaterally defending any suit or other claim. The Parties will have full control of the defense of any such action, through counsel of their own selection, and may settle any such action at their own expense. The Parties reserve the right, at their sole option and expense, to participate in such action or any portion thereof, and to conduct their own defense with counsel of their own selection; and

                  ii. will hold each other harmless against any money damages or costs awarded in, or arising out of, any suit or claim or any threat thereof arising out of any such suit including reasonable attorney's fees.

4.5.     INTELLECTUAL PROPERTY WARRANTEE

4.5.1    To the best knowledge of GM:

         (a) it has the right to allow HYG to use the GM Licensed Fuel Cell Intellectual Property upon the terms and conditions set out in this Agreement;

         (b) the GM Licensed Fuel Cell Intellectual Property is valid and enforceable and has not been judged invalid or unenforceable in whole or in part;

         (c) the use of GM's Licensed Fuel Cell Intellectual Property in accordance with the terms and conditions set out in this Agreement does not infringe or misappropriate the intellectual property rights of any Third Party;

         (d) no unresolved written claim that could have a material adverse effect upon HYG has been asserted against GM during the three years preceding the date of this Agreement that GM's use of its GM Licensed Fuel Cell Intellectual Property infringes the intellectual property rights of any Third Party;

         (e) no Third Party is engaging in any activity that infringes GM's Licensed Fuel Cell Intellectual Property.

4.5.2    Notwithstanding the above Section 4.5.1:

         (a) HYG acknowledges that GM was a participant in a Government sponsored program directed to the development of METHANOL FUEL CELLS with the attendant possibility of intervening rights to technology developed under the program.

         (b) GM will, at its expense, defend, indemnify and hold harmless HYG from and against any and all claims or threatened claims that the provision or use of the GM Licensed Fuel Cell Intellectual Property, or any part thereof, by HYG infringe such rights.

4.5.3 Except as expressly set out in the above Sections 4.5.1 and 4.5.2, GM makes no express warranty or representation, and hereby excludes any implied warranty or representation, in this Agreement in respect of its GM Licensed Fuel Cell Intellectual Property.

4.5.4 For greater certainty, the Parties agree that GM shall have no liability for any Claim under this Section 4 that arises as a result of HYG's adaptation or modification of the GM Licensed Fuel Cell Intellectual Property that is provided by GM pursuant to this Agreement or the Alliance Agreement and not authorised by GM.

5.       RIGHTS AND OBLIGATIONS

5.1.     PROSECUTION AND MAINTENANCE

         GM shall have the sole responsibility to prosecute, maintain and renew any and all patents, registrations and applications for patents and registrations included in it's GM Licensed Fuel Cell Intellectual Property, and to pay all fees relating thereto.

         Single Party Inventions shall be owned by the Party employing said inventors and such owning party shall (i) disclose such Single Party Inventions to the other Party; and (ii) decide, in its sole discretion, whether and where to file patent applications thereon, and shall file such patent applications at its sole cost. However, if such owning Party decides not to file a patent application the non-owning Party may have such filing done at its sole cost if it desires and shall be the owner of the resulting patent.

         Multiple Party Inventions shall be jointly owned by the Parties. The Parties shall agree whether and where to file patent applications thereon, and shall file such patent applications, sharing equally in all costs of procuring and maintaining said patent applications and any resulting patents. However, if a Party decides not to participate in the filing of a patent application the other Party may have such filing done at its sole cost if it desires and shall be the owner of the resulting patent.

5.2.     DUTY NOT TO ABANDON

         (a) GM shall not, intentionally, abandon or disclaim any portion of the GM Licensed Fuel Cell Intellectual Property without the prior notification of HYG.

         (b) The Parties shall not, intentionally, abandon or disclaim any portion of the GM Funded Fuel Cell Intellectual Property without the prior notification of the other Party

         (c) The prohibition against abandonment or disclaimer does not apply to such activities arising out of the prosecution of any patent application.


5.2.     PROVISION OF TECHNICAL DOCUMENTATION

         After the date hereof and upon the request of HYG, and to the extent not already done so, GM shall timely make available to HYG copies of all documentation, manuals, diagrams, blueprints, schematics and data existing on a tangible medium of expression ("TECHNICAL DOCUMENTATION"), that are in the possession of GM , at the time of such request, that allows HYG, in the sole discretion of GM, to use the GM Licensed Fuel Cell Intellectual Property as Licensed herein. The Technical Documentation to be provided hereunder is to be provided "as is," and HYG acknowledges that GM makes no representations or warranties, express or implied, with respect to the accuracy, completeness, efficacy, usability, legibility or understandability of the Technical Documentation so made available.

5.3.     PROVISION OF TECHNICAL ASSISTANCE

         GM shall undertake its reasonable best efforts to provide technical assistance upon the request of HYG on an ad hoc basis, at no cost to HYG, for a period of one year from the date of execution of this Agreement, and thereafter at a cost to be determined through arm's length negotiations and to be agreed upon prior to the delivery of such assistance to HYG in order for HYG to utilize the GM Licensed Fuel Cell Intellectual Property as Licensed herein.

6.       TERM AND TERMINATION

6.1.     TERM AND TERMINATION

         This Agreement shall become effective on the date of its execution and shall continue in full force and effect until the date of expiration or termination of the Equity Agreement and the Alliance Agreement.

         GM may provide written notice of its intention to terminate this Agreement with HYG should HYG unilaterally extend the scope of its use of GM Licensed Fuel Cell Intellectual Property beyond the Activities provided for herein, or engage in Activities which use other Fuel Cell Intellectual Property owned by GM without GM's authorization. Upon termination pursuant to this paragraph, in addition to other rights and remedies available to GM pursuant to this Agreement, the Equity agreement, the Alliance agreement and applicable laws and regulations, all licenses provided to HYG under this Agreement shall terminate. If HYG remedies such default within thirty (30) days, this Agreement will continue as if such notice had not been given. For the purposes of this paragraph, such remedy may include the submission to GM of an acceptable plan for remedying such default and the initiation of the execution thereof.

         Subject to the above paragraph, the Parties shall not be entitled to terminate this Agreement for breach, other than in accordance with the Equity Agreement and the Alliance Agreement.

6.2.     SURVIVAL

         Notwithstanding the expiration or termination of this Agreement, for other than breach as defined in the above section 6.1, the licenses granted herein shall survive, from the date of such termination as follows:

                  In respect of HYG, in order solely for HYG and it's respective Affiliates to continue to produce, to have produced, to use and to sell products and services defined by Activities authorized herein and by the Business Team at the date of such termination; and

                  In respect of GM, as granted herein.

7.       CONFIDENTIALITY

In the disclosure of Confidential Information by GM and HYG to each other, the parties agree that all documents and hardware shall be plainly marked with a legend referencing this Agreement and indicating the following information and text:

                  "this document / hardware is to be protected from disclosure to third parties, pursuant to the Hydrogenics - General Motors agreement dated ____________."

if the disclosing party wishes to place such documents and hardware under this Agreement.

For a period of 3 years from the termination of this agreement the receiving party shall protect Confidential Information which is directly related to the above stated evaluation, which has been disclosed to the receiving party and marked in accordance with this Section by the disclosing party, from disclosure to third parties.

Both parties to this agreement represent that it is their policy to handle confidential, intangible technical information in a manner which generally prevents its disclosure to unauthorized third parties. Recognizing, however, the legal ramifications of obligations which are directed to such intangible information, the parties agree that their sole remedy in the case of unauthorized disclosure of such intangible information will be limited to a reassessment and/or redefinition of the relationship therebetween.

Nothing is this Agreement shall be interpreted as precluding an employee of one of the parties to this Agreement from making use of his/her general knowledge in connection with other projects being performed on behalf of his/her employer, even if such general knowledge has been furthered by his/her having access to the Confidential Information exchanged under this Agreement.

Any Confidential Information which has been disclosed by one party to the other party shall remain the property of the disclosing party and will be promptly returned, upon request by the disclosing party, accompanied by all copies of such documentation.

Nothing in this Agreement shall be construed as granting or conferring any license or immunity, expressly, impliedly, or otherwise, to any invention, discovery or improvement or any right in any information other than as expressly specified herein.

8.       MISCELLANEOUS PROVISIONS

8.1.     ASSIGNMENT

         Neither shall assign its rights or obligations under this Agreement, without the prior written consent of the other Party hereto.

8.2.     WAIVER

         Failure of any Party hereto to enforce any of the provisions of this Agreement or any right with respect thereto, or failure to exercise any election provided for herein shall not be considered a waiver of such provision, right or election, or in any way affect the validity of this Agreement.

         The failure of any Party to enforce any of such provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which they may have under this Agreement.

8.3.     LIMITATION OF LIABILITY

         THIS TECHNOLOGY LICENSE DOES NOT CONTAIN ANY WARRANTIES, EXPRESS OR IMPLIED BY OR ON BEHALF OF ONE PARTY TO THE OTHER. IN NO EVENT WILL EITHER BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO ANY DAMAGES RESULTING FROM LOSS OF USE, DATA OR PROFITS ARISING OUT OF, OR IN CONNECTIONS WITH, THIS CONTRACT OR THE USE OR PERFORMANCE OF ANY LICENSED TECHNOLOGY, WHETHER IN AN ACTION BASED ON CONTRACT OR TORT, INCLUDING NEGLIGENCE.

8.4.     REMEDIES

         All rights and remedies of the Parties hereunder shall be in addition to all other legal rights and remedies belonging to them and the same shall be deemed to be cumulative and not alternative to such legal rights and remedies.


8.5.     ENTIRE AGREEMENT

         This Agreement, the Equity Agreement, the Alliance Agreement and all agreements referenced herein and therein (including all Exhibits and Schedules hereto and thereto) set forth the general understanding of the Parties hereto with respect to the matters covered herein and therein and, except as otherwise provided herein, supersedes all prior agreements, covenants, arrangements, communications, representations and warranties, except of a fraudulent nature, whether oral or written by any officer, employee or representative of either of the Parties.

8.6.     AMENDMENT

         No amendment to any provision of this Agreement shall be effective or binding on either party unless set forth in writing and executed by a duly authorized representative of each Party.

8.7.     SEVERABILITY

         In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the Parties agree to negotiate and sign an equitable amendment to this Agreement if a material provision is thus adversely affected. The invalidity, illegality or -enforceability of any provision in this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8.8.     COUNTERPARTS

         This Agreement shall be executed in two counterparts, each of which shall be deemed to be an original, and all shall constitute one and the same Agreement.

8.9.     NOTICES

         All notices, requests, consents, approvals, waivers and other communications hereunder shall be deemed to have been duly given and made if in writing, in English, and if served by personal delivery upon the party for whom they are intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person and shall be effective upon receipt:

         To Hydrogenics Corporation:

                  Hydrogenics Corporation
                  5985 McLaughlin Road
                  Mississauga, Ontario
                  Canada L5R 1B8
                  Telephone:        905 361 3660
                  Facsimile:        905 361 3626
                  Attention:        Pierre Rivard
                                    President and CEO

         With a copy to:

                  Osler, Hoskin and Harcourt
                  Box 50, 1 First Canadian Place
                  Toronto, Ontario
                  Canada Mx5 1B8
                  Telephone:        416 362 2111
                  Facsimile:        416 862 6666
                  Attention:        Mark Trachuk
                                    Partner


         To GM:

                  General Motors Corporation
                  Global Alternative Propulsion Center
                  10 Carriage Street
                  Honeyoe Falls, New York
                  14472-0603   USA
                  Telephone:        001 716 624 6600
                  Facsimile:        001 716 624 6610
                  Attention:        Matthew Fronk
                                    Chief Engineer

         With a copy to the Legal Staff:

                  General Motors Corporation
                  Office of the General Counsel
                  300 Renaissance Center
                  Jefferson Avenue
                  Detroit, MI 48265-3000
                  Telephone:        001 313 667 3406
                  Facsimile:        001 313 667 3188
                  Attention:          Chief Patent Counsel




8.10.    APPLICABLE LAW

         The validity, interpretation and implementation of this Agreement shall be governed by and construed in accordance with the laws the State of New York, USA.

8.11.    DISPUTE RESOLUTION

         The Parties agree that the dispute resolution provisions set forth in the Equity Agreement and /or the Strategic Alliance Agreement shall govern this Agreement.

IN WITNESS WHEREOF, this Agreement is signed by duly authorized representatives of the parties on the date mentioned on the first page of this Agreement.

                                        HYDROGENICS CORPORATION


                                        By:     /s/ PIERRE RIVARD
                                           ----------------------------
                                        Name:  Pierre Rivard
                                        Title: President & CEO



                                        GENERAL MOTORS CORPORATION


                                        By:   /s/ LAWRENCE D. BURNS
                                           ----------------------------
                                        Name:  Lawrence D. Burns
                                        Title: Vice President

                                   EXHIBIT A

                         HYDROGENICS CURRENT ACTIVITIES

(a) FCET - Modular/scalable commercial stationary power (50kW basis), with car refuelling capability (with additional features under the code name Project Silver Plate, as disclosed to Peppercorn verbally)

(b) GENESYS - Regenerative FC systems for premium reserve power application (5kW - 40kW) (telecom and information technology, replacement/ supplementation/enhancement of battery/diesel)

(c) Regenerative FC Systems for Vehicular/Utility Vehicle APU Auxiliary Power (e.g. 5kW - 15kW)

(d)  Portable Power and hydrogen generation (60 W. 500 W, 3-15kW)

(e)  Underground Mining - Propulsion and Utility

                                   EXHIBIT B

                  GM LICENSED FUEL CELL INTELLECTUAL PROPERTY

09/11/2001

DOCKET NUMBER

G8714
GP300252
GP300328
GP300358
GP300381
GP300429
GP300528
GP300536
GP300791
GP300799
GP301075
GP301128
GP301174
GP301294
GP301294
GP301332
GP301334
GP301376
GP301429
GP301444
GP301467
GP301597
GP301598
GP301698
GP301699
GP301701
H195358
H197146
H197264
H200053
H202101
H202253
H202923
H202924
H203172
H203295
H203404
H203563
H203679
H203754
H204168
H204168
H-204543
H205551
H205755